Exhibit 99.1

Geron Corporation Reports Fourth Quarter and Annual 2010 Financial Results

Summary of 2010 Highlights

MENLO PARK, Calif.--(BUSINESS WIRE)--February 24, 2011--Geron Corporation (Nasdaq: GERN) today reported financial results for the fourth quarter and year ended December 31, 2010.

Fourth Quarter 2010 Results

Net loss applicable to common stockholders for the fourth quarter of 2010 was $59.4 million or $(0.59) per share, which included a charge of $35.0 million in connection with the Angiochem in-license, compared to $18.4 million or $(0.20) per share for the comparable 2009 period. In the fourth quarter of 2010, the company had revenues of $1.1 million, compared to $605,000 for the comparable 2009 period. Revenues for the fourth quarter of 2010 and 2009 reflect funding under collaboration agreements and royalty and license fee revenues.

Interest and other income for the fourth quarter of 2010 was $1.4 million, compared to $246,000 for the comparable 2009 period. In November 2010, the company received $1.2 million in total grants under the Qualifying Therapeutic Discovery Project (QTDP) program.

In the fourth quarter of 2010, the company had operating expenses of $60.7 million, which included a charge of $35.0 million in connection with the Angiochem in-license, compared to $19.0 million for the comparable 2009 period. Research and development expenses for the fourth quarter of 2010 were $21.0 million, compared to $15.3 million for the comparable 2009 period. Research and development expenses increased due to higher drug purchases and increased clinical trial costs related to four Phase 2 trials with imetelstat and re-initiation of our Phase 1 trial with GRNOPC1. General and administrative expenses for the fourth quarter of 2010 were $4.7 million, compared to $3.6 million for the comparable 2009 period. The increase was primarily due to higher non-cash compensation expense for stock-based awards and legal and consulting costs.

Year End 2010 Results

For 2010, the company had net loss applicable to common stockholders of $111.4 million or $(1.14) per share, which included a charge of $35.0 million in connection with the Angiochem in-license, compared to $70.4 million or $(0.80) per share for 2009. The company ended the year with $221.3 million in cash and investments.

For 2010, the company had revenues of $3.6 million, compared to $1.7 million for 2009. Revenues for 2010 and 2009 reflect funding under collaboration agreements and royalty and license fee revenues.

For 2010, interest and other income was $2.0 million, compared to $1.4 million for 2009. The company has not incurred any impairment charges on its marketable securities portfolio.

For 2010, the company had operating expenses of $114.7 million, which included a charge of $35.0 million in connection with the Angiochem in-license, compared to $72.0 million for 2009. Research and development expenses for 2010 were $61.7 million, compared to $57.6 million for 2009. Overall research and development expenses increased in 2010 as a result of higher drug purchases, clinical trial costs and non-cash compensation expense for stock-based awards, partially offset by reduced manufacturing costs for GRNVAC1 with the completion of the Phase 2 AML trial. General and administrative expenses for 2010 were $18.0 million, compared to $14.3 million for 2009. The increase was the result of higher non-cash compensation expense and legal and consulting costs.

2010 Highlights

Clinical Development

• The Phase 2 clinical program of Geron’s telomerase inhibitor drug, imetelstat, was launched. Two large randomized Phase 2 clinical trials were initiated testing imetelstat in addition to standard of care against standard of care alone in non-small cell lung cancer and metastatic breast cancer. Primary endpoints are progression-free survival. Two single arm Phase 2 clinical trials of imetelstat as a single agent were opened for patient enrollment in multiple myeloma and essential thrombocythemia. The Phase 2 clinical trials focus on malignancies in which cancer stem cells are believed to play an important role in disease progression and relapse after standard therapy.

• Final data from the Phase 2 clinical trial of GRNVAC1, an autologous dendritic cell vaccine targeting telomerase, in patients with acute myelogenous leukemia (AML), showed prolonged remission duration in some patients with high-risk AML, providing the first evidence that targeting telomerase may be associated with a clinically significant outcome. The data were presented at the Annual Meeting of the American Society of Hematology.

• The Phase 1 clinical trial of GRNOPC1, Geron’s cell therapy product containing oligodendrocyte progenitor cells derived from human embryonic stem cells (hESCs), was initiated in patients with spinal cord injury.

Product Development

• Developed under a license and alliance agreement with Geron, GE Healthcare launched the first cellular assay product for use in drug discovery and toxicity screening. The hESC-derived cardiomyocytes are for testing potential cardiac toxicity of candidate drug compounds, an important and universal step in drug development.

• Developed under a collaboration and license agreement with Geron, Corning Incorporated launched the Synthemax™ surface, a new synthetic matrix for growth and differentiation of hESCs. The companies have been working together to develop synthetic surface matrices to enhance the scalability of hESC-derived product manufacturing.

• Preclinical study data showed that GRNCM1 does not cause cardiac arrhythmias after transplantation into a small animal model of chronic heart damage designed to test this potential safety concern. GRNCM1 is being developed for the treatment of congestive heart failure and myocardial infarction. The data were presented at the 31st Annual Scientific Sessions of the Heart Rhythm Society by Geron’s collaborator, Dr. Michael Laflamme from the University of Washington.

• Preclinical data provided the first demonstration that a telomerase activator can affect fibrotic disease progression in a model system. Geron’s small molecule telomerase activator, GRN510 (formerly TAT153), increased telomerase activity in the lung tissue, reduced inflammation, preserved functional lung tissue, slowed disease progression and attenuated loss of pulmonary function in an animal model of idiopathic pulmonary fibrosis (IPF). The data were presented at the American Thoracic Society International Conference by Geron collaborator, Dr. Claude Jourdan Le Saux from the University of Texas at San Antonio.

Business Development and Finance

• A worldwide exclusive license was signed with Angiochem, Inc. for proprietary peptide technology to facilitate the transfer of anti-cancer compounds across the blood-brain barrier for the treatment of primary brain cancers and cancers that have metastasized to the brain, both significant unmet medical needs. The license includes a novel taxane derivative, GRN1005 (formerly ANG1005) that has completed two Phase 1 clinical trials. The companies also entered into a research and collaboration agreement to utilize these receptor-targeting peptides to transport telomerase inhibitors into the central nervous system.

• Geron maintained a strong balance sheet by raising $103.7 million in net proceeds from a public offering of common stock and sale of common stock to institutional investors.

• Thomas Hofstaetter, Ph.D., Hoyoung Huh, M.D., Ph.D., and Robert Spiegel, M.D., FACP, joined Geron’s board of directors. Each member brings extensive pharmaceutical industry and medical experience to contribute in the development of clinical and corporate strategies.

Event Subsequent to 2010

• A new leadership structure was implemented with the appointment of David L. Greenwood to president, interim chief executive officer and a member of the board of directors; Hoyoung Huh, M.D., Ph.D., to executive chairman; and Alexander E. Barkas, Ph.D., to lead independent director. The transition reflects the company’s progression into mid-stage clinical development of multiple therapeutic product candidates.

Conference Call

At 8 a.m. PT/11 a.m. ET on February 25, David L. Greenwood, Geron’s president, interim chief executive officer and chief financial officer, will host a conference call to discuss the company’s fourth quarter and year end results.

Participants can access the conference call via telephone by dialing 800-322-5044 (U.S.); 617-614-4927 (international). The passcode is 46409714. A live audio-only webcast is also available at http://phx.corporate-ir.net/playerlink.zhtml?c=67323&s=wm&e=3766909. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through March 25, 2011.

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases. The company is advancing anti-cancer therapies through multiple Phase 2 clinical trials in different cancers by targeting the enzyme telomerase and with a compound designed to penetrate the blood-brain barrier (BBB). The company is developing cell therapy products from differentiated human embryonic stem cells for multiple indications, including central nervous system (CNS) disorders, heart failure, diabetes and osteoarthritis, and has initiated a Phase 1 clinical trial in spinal cord injury. For more information, visit www.geron.com.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding potential applications of Geron’s telomerase, oncology, and human embryonic stem cell technologies, including plans for future clinical development, constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, the uncertainty and preliminary nature of clinical trial results or regulatory approvals or clearances, need to raise additional capital, dependence upon collaborators and protection of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended September 30, 2010 and the annual report on Form 10-K for the year ended December 31, 2009.

GERON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	UNAUDITED
	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except share and per share data)	2010	2009	2010	2009

Revenues from collaborative agreements	$272	$225	$925	$450
License fees and royalties	826	380	2,638	1,276
Total revenues	1,098	605	3,563	1,726

Operating expenses:
Research and development	21,025	15,339	61,687	57,617
Acquired in-process research and development	35,000	—	35,000	—
General and administrative	4,684	3,638	18,043	14,343
Total operating expenses	60,709	18,977	114,730	71,960
Loss from operations	(59,611)	(18,372)	(111,167)	(70,234)

Unrealized gain on fair value of derivatives	57	444	190	157
Interest and other income	1,426	246	2,045	1,374
Losses recognized under equity method investment	(1,212)	(682)	(2,347)	(1,338)
Interest and other expense	(22)	(27)	(98)	(143)
Net loss	(59,362)	(18,391)	(111,377)	(70,184)
Deemed dividend on derivatives	—	—	—	(190)
Net loss applicable to common stockholders	$(59,362)	$(18,391)	$(111,377)	$(70,374)

Basic and diluted net loss per share:
Net loss per share applicable to common stockholders	$(0.59)	$(0.20)	$(1.14)	$(0.80)
Shares used in computing net loss per share applicable to common stockholders	101,205,252	90,203,145	97,601,520	88,078,557

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(In thousands)	2010	2009

Current assets:
Cash, cash equivalents and restricted cash	$46,764	$35,392
Current marketable securities	140,599	77,009
Other current assets	7,654	5,378
Total current assets	195,017	117,779

Noncurrent marketable securities	33,911	54,669
Property and equipment, net	3,088	3,938
Deposits and other assets	1,568	3,996
	$233,584	$180,382

Current liabilities	$40,849	$7,455
Noncurrent liabilities	—	350
Stockholders’ equity	192,735	172,577
	$233,584	$180,382

CONTACT:
Geron Corporation
Anna Krassowska, Ph.D., 650-473-7765
Investor and Media Relations
info@geron.com